                                                                    EXHIBIT 16.1


                        [Arthur Andersen LLP Letterhead]

                                  May 15, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

         We have read the second and third paragraphs of Item 4 included in the Form 8-K dated May 15, 2002 of Corrections Corporation of America to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

                                        Very truly yours

                                        /s/ Arthur Andersen LLP

                                        ARTHUR ANDERSEN LLP


cc: Mr. Irv Lingo, CFO, Corrections Corporation of America